Exhibit 99.1

Event ID:     2379234

Culture:     en-US

Event Name:   Q3 FY 2010 The Mosaic Company Earnings Conference Call

Event Date:   2010-04-01T14:00:00 UTC

P:	Operator;;
C:	Christine Battist;The Mosaic Company;Director, IR
C:	Jim Prokopanko;The Mosaic Company;President & CEO
C:	Larry Stranghoener;The Mosaic Company;EVP & CFO
P:	Don Carson;UBS;Analyst
P:	David Silver;BofA Merrill Lynch;Analyst
C:	Joc O’Rourke;The Mosaic Company;EVP, Operations
P:	Anthony Pettinari;Citigroup;Analyst
P:	Robert Koort;Goldman Sachs;Analyst
C:	Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning
P:	Jacob Bout;CIBC;Analyst
P:	Jeff Zekauskas;JPMorgan;Analyst
P:	Fai Lee;RBC Capital Markets;Analyst
P:	Elaine Yip;Credit Suisse;Analyst
C:	Rick McLellan;The Mosaic Company;SVP, Commercial
P:	Edlain Rodriguez;Broadpoint Gleacher;Analyst
P:	Vincent Andrews;Morgan Stanley;Analyst
P:	Jason Miner;Deutsche Bank;Analyst
P:	Martin Lavigueur;MacQuarie;Analyst

+++ presentation

Operator: Good morning ladies and gentlemen and welcome to The Mosaic Company’s fiscal 2010 third quarter earnings conference call. At this time, all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation. Your host for today’s call is Christine Battist, Director of Investor Relations of The Mosaic Company. Please proceed Christine.

Christine Battist: Thank you, Catrina. Welcome to Mosaic’s fiscal 2010 third quarter earnings conference call. With us today are Jim Prokopanko, President and Chief Executive Officer, Larry Stranghoener, Executive Vice President and Chief Financial Officer and other members of the senior leadership team. After my introductory remarks Larry will review our third quarter results and our outlook. Following Larry’s remarks, Jim will facilitate our Q and A session.

The presentation slides we are using today during the call are available on our website and may enhance our discussion but are not required for the call. If you are unable to download the slides please contact me after the call and we’ll send them to you. We will be making forward-looking statements during this conference call. These statements include but are not limited to statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, April 1st, 2010, and are subject to significant risks and uncertainties. Actual results may differ materially from those contained in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited. Before I turn the call over to Larry, I would like to highlight a recent recognition we received. Mosaic was named one of the 100 Best Corporate

Citizens by Corporate Responsibility magazine. We were ranked 45th due in part to our conservation and environmental stewardship as well as our financial and governance transparency. For example, we recycle 95% of water used in our North American Phosphates operations and purchase nearly 100% of our Brazilian power from hydroelectric sources. We are proud of this recognition and look to raise the bar as we continue operating our business as a responsible corporate leader.

Now I will turn the call over to Larry.

Larry Stranghoener: Thank you, Christine, and good morning, everyone. It feels good to turn the calendar to April. Spring is in the air, both in the weather and in our markets.

We continue to see signs of global economic recovery and our business continues to improve. Several noteworthy events have occurred in recent months starting with the demand pickup in early December, continuing with Canpotex contracts with key international customers, and PhosChem’s recent multi-year sale to India. This has been good for both phosphates and potash and we expect this trend to continue into the North American spring planting season. Mosaic is uniquely positioned as a leading supplier of both potash and phosphate products needed by farmers worldwide. This unique pairing of nutrients is benefiting our stakeholders. In addition to these improved market dynamics, there were two strategic deals of note coming to fruition during this time frame: the sale of our Fosfertil stake and our investment in the Bayovar rock mine, each of which I will discuss briefly later.

Our third quarter results improved sequentially and dramatically over year-ago results. We recorded solid shipments into North America for both phosphates and potash. This was due to farmers finding a window for applications after the fall harvest as well as distributors replenishing their empty warehouses. With phosphates, a cost push, due to rising raw material costs, added an extra boost to December and early January sales activity as customers moved to secure the best pricing. International contract settlements provided a catalyst for potash sales activity into other geographies and helped establish new market selling prices for potash. The increased demand for both phosphates and potash has resulted in lower producer inventory levels and recent increases in production rates, trends we expect to continue into our fourth fiscal quarter.

We are experiencing once again in fiscal 2010 a tail of two halves, only this year we are seeing remarkably better financial results in the second half of the year compared to the first half, the opposite of the fiscal 2009 pattern. We generated $477 million in cash flow from operations this quarter, primarily due to the increase in net earnings and lower working capital. We are on pace to fund nearly $1 billion of capital spending this fiscal year with much of that amount going to our potash expansion program. During the quarter, we announced the sale of our minority interest in Fosfertil and a Mosaic single super phosphate plant in Brazil. This transaction is expected to close in six to nine months with estimated net cash proceeds in the range of $900 million. As a reminder, Fosfertil was largely a financial investment for Mosaic, and this sale did not affect our existing Brazilian distribution business nor our growth plans there.

Part of the Fosfertil proceeds will be reinvested in the Bayovar joint venture which we announced yesterday. We are excited about this project which complements our significant phosphate reserves in Florida and helps us maintain our position as the largest integrated phosphate producer. You have heard us speak many times about our strategic intent to access additional sources of phosphate rock, and this deal certainly helps accomplish that.

Longer term, we are confident that demand in both of our businesses will be strong as farmers invest to increase yields and meet the growing demand for grains and oilseeds. We have the asset base and investment plans to support our customers’ needs throughout the world. In Phosphates, we are focusing on growing the value of our business and maintaining our position as one of the lowest cost phosphate producers in the world. Our expansive global distribution network, aligned with our North American production assets, provides us access to the largest global markets, often on a counter seasonal basis. We are also effectively executing our plans to expand potash capacity and increase productivity and, in turn, drive strong cash flow and enhance shareholder value.

Let me now highlight our business segment results starting with Potash. Potash is making a comeback. For the past 12 months we have on average operated our potash operation at below 50% operating rates. Late in the third quarter, once order volume picked up and inventory levels started to decline, we increased operating rates. Today we are operating at normal levels, comparable to the 2008 spring season. Potash operating earnings doubled sequentially to $326 million this quarter, and advanced strongly compared to prior year levels. Gross margin, as a percentage of net sales, improved sequentially five percentage points to 48%. The key driver in our performance was an 80% plus increase in sales volumes from a quarter ago, driven primarily by strong North American demand. Producer inventory levels have been declining since November, and we expect this trend to continue through at least May in light of strong demand from recent Canpotex sales as well as a solid order book for the North American season. While it took potash a bit longer to turn the corner than phosphates, operating rates have increased, and the cost leverage, when that happens, is appreciable. Potash pricing has now stabilized at a level that provides attractive profitability and continues to support our brownfield expansion plans.

Our Phosphates business segment posted a modest improvement from the prior quarter results as we expected and discussed on our January earnings call. Operating earnings were up sequentially despite a decline in sales volumes. Since completing some turnarounds in the recent quarter we have increased our operating rates in our North American Phosphates operations. However, sales volumes in our fourth quarter will be constrained by our low inventories. We wish we had more product to sell because the demand is there. We were at the high end of our phosphates sales volume guidance, and within the price guidance range we provided. The recent run-up in spot DAP pricing from $280 per tonne in early November to $500 per tonne in late February is realized with a lag in our financial results. It’s worth reminding you that this lag between our average realized praises and prevailing market prices approximates four to six weeks. We will capture more of the recent price appreciation in our fourth quarter. Margin expansion however, may be constrained by higher sulfur costs.

Sulfur costs are likely to remain high as supply remains tight. On the other hand, April ammonia prices are down $35 per tonne from a month ago, and we expect this trend to continue for the next several months as supply and demand rebalance. Spot DAP price has stabilized around $465 per tonne FOB Tampa, which is respectable. As we head into the North American spring season with strong demand, low inventories, and positive farmer economics, the outlook is positive.

The recent PhosChem sale to India is the largest volume contract PhosChem has ever completed at two million tonnes per year for each of the next three years. The agreement underscores PhosChem’s commitment to, and partnership with, India, as well as India’s desire to secure a globally balanced long-term supply of phosphates. As a very large baseload contract with shipping flexibility, this will provide us an opportunity to optimize phosphate production rates and thereby improve profitability.

Recently, I joined Jim and several members of our leadership team on a visit to India where we met with customers, farmers, and government officials. As in previous visits, we came away impressed with the incredible opportunities and challenges in that country’s agricultural economy. Of particular note is the continuing need for higher and more balanced applications of phosphate and potash in order to improve overall farmer productivity. India is our largest and fastest growing geography, and we maintain excellent relationships and a powerful brand position in that country.

To wrap up my comments on recent events in the quarter just ended, note that our tax rate was a bit higher than originally expected. This was largely due to a discrete income tax item costing $0.04 a share this quarter, associated with the upcoming sale of Brazilian assets I mentioned earlier.

Now I will share some financial guidance for this fiscal year as summarized on slide nine. For the fourth quarter of fiscal 2010, we estimate an average DAP selling price of $420 to $460 per tonne, and total phosphate sales volumes of 2.4 million to 2.8 million tonnes. As I mentioned earlier, phosphate sales volumes will be modestly constrained this quarter by our low finished goods inventories, indicative of the tight supply situation in the markets. By the way, I realize many of you are still adjusting to our Phosphates business segment realignment. As a general rule of thumb, note that normal annual Phosphates segment sales volumes should range between 11 million and 11.5 million tonnes on a realigned basis. Turning to potash, the recent pickup in sales is encouraging. For the fourth quarter of fiscal 2010, we estimate an average MOP selling price of $325 to $365 per tonne, and total potash sales volumes of 1.9 million to 2.3 million tonnes, comparable to historical results in our fourth fiscal quarter. Note that the weakening of the US dollar relative to the Canadian dollar thus far into our fourth quarter, if sustained, will generate a foreign currency transaction loss for the quarter. I will remind you that this is largely a non-cash item that we do not spend too much time worrying about.

As our fiscal year comes to a close, we have tightened the ranges for some of our other guidance. We expect capital spending to be at the low end of the previous range, between $900 million and $1 billion. This is due to timing of potash expansion expenditures, though our commitment to our expansions has not changed. Going forward, we currently expect annual capital expenditures to range between $1 billion and $1.5 billion for the next three to four years as we execute our potash expansion plans and invest to further improve the operating performance of our existing plants and mines. We expect full-year SG&A in the range of $330 million to $350 million. Finally, we expect our effective tax rate for fiscal 2010 to be approximately 30%, slightly higher than previous guidance due to the discrete item I mentioned earlier.

To wrap up, I would like to recap a few points. The spring thaw is in full force in the Northern Hemisphere and we anticipate normal sales volumes and operating levels through our fourth quarter for both phosphates and potash. We expect to finish this fiscal year on a strong note.

We will then move into fiscal 2011 with the wind at our back. North American fundamentals should remain strong. Brazil will begin loading up on P&K in July and August. In India, PhosChem will be shipping phosphates, and we expect a new Canpotex potash contract soon. And, in China, we expect Canpotex to negotiate another quarterly contract.

Farmer economics are solid throughout the world. Farmers are getting a good return on their investment in crop nutrients. And as the global population continues to increase, there is little doubt that food security will rank among the world’s highest priorities. Our confidence in Mosaic’s long-term future remains high.

Jim, I’ll now turn the call over to you.

Jim Prokopanko: Thanks, Larry. That was well done.

From my vantage, North America’s spring outlook is very positive. And, Asia and Latin America are expected to follow with similarly strong demand. As well, we are executing well strategically and operationally. I have great confidence in my team and in our future at Mosaic.

Now we’d be glad, along with my colleagues, to take your questions.

+++ q-and-a

Operator: Thank you. (Operator Instructions) Our first question will come from the line of Don Carson from UBS. Please proceed, sir.

Don Carson: Thank you. Jim, a question on potash. You talk about a recovery in that market. Volumes seem quite robust. I guess my question would be specific on pricing. Your price guidance for the next quarter was relatively, even at the top end of the range isn’t much above the February quarter. Just wondering why you’re not expecting more momentum in pricing and specifically if you can comment on the outlook in India where some of your competitors seem to be willing to enter into longer term contracts than you are.

Then finally, if you can just comment on the operating leverage you expect to get in potash with these much higher production volumes.

Jim Prokopanko: Okay, Don. The pricing of potash for the next couple months has largely been established. We’ve made sales into various geographies. China, India, and we’re riding out those sales right now. The prices have been established, and we’ve got that lag time between shipping and — or between sale and actual shipping. That will carry us through the better part of the spring season.

In North America, we expect there to be a second round of sales to take place, but that will only be after the dealers have seen potash leave their warehouses, then they will make their second orders, and that’s when I think we can see the next round of price pressures.

Don Carson: A follow-up on the pricing. So you’re not currently getting the scheduled $30 per tonne short ton increase in the domestic market? I guess maybe just comment on how you see these contracts with India unfolding as they get renewed to July.

Jim Prokopanko: Well, we’re just — we’re on the cusp of it in North America, Don. Again, spring planting is just getting underway — literally today, tomorrow — we expect it to really get going. And dealers have been cautious in reloading and committing beyond what they already have in their warehouses. So I think once product starts flowing from the warehouses onto the farm fields we’re going to get further orders and we expect to be seeing good support in our potash pricing.

And now you asked the question about the India contract. Yes, others are making some sales into India, and I’m not going to say much more other than Canpotex is in active negotiations with the Indians, and we expect there should be some news in the not too distant future.

Operator: And our next question will come from the line of David Silver from Banc of America Merrill Lynch. Please proceed, sir.

David Silver: Yes, hi, thanks. I had a couple questions, I guess on the phosphate side. So when I took the reported numbers — and this would have to do on processing costs — I’m sorry, so when I took your reported results and put them into my model, it seems like once I strip out the feedstock cost effects and some other things, just the pure costs of processing DAP on a sequential basis actually were higher. And that went counter to the trend I was expecting, given that shipments had picked up noticeably and were running ahead of production rates. Could you talk about the issues in your Phosphates unit operationally this quarter and whether we should continue to expect similar processing cost levels or might they decline sequentially?

Jim Prokopanko: David, I’m going to turn that over to Joc O’Rourke, our Executive Vice President of Operations.

Joc O’Rourke: I think the question you’re asking, is the third quarter, we did not see the volume benefit in terms of the costs. I think what you’re looking at is two things. One is likely the slight lag that we see in the system because you don’t catch the costs on the goods sold as quickly as they go through the plant. The other thing is, is in the third quarter, which is generally our shutdown time and lower season, we naturally produce slightly less, and we have our major shutdowns during that quarter. So in general, our costs go up in that quarter for those reasons.

David Silver: Would you have a total either on a per-tonne basis or just in millions of dollars of what the shutdown effects might have been?

Joc O’Rourke: Not offhand, I’m sorry.

David Silver: Okay, I have a question for Jim, and this is related to the two Brazil deals — so the sale of the Fosfertil stake, and then the purchase of the stake in the Peru mine. First of all, I do think it’s a very smart strategic move that you have identified over time and you’re executing on now. That said, both deals involve Vale, and I was wondering, Jim, if could you talk about — I know the two deals are separate, at least on an official basis, but was it important to Mosaic that, your positioning — you maintain a position in Brazil, or Latin America, such that the two deals were linked in some way?

In other words, could you relate your willingness to divest your position in Fosfertil maybe if you weren’t able to gain access to rock through the Bayovar deal?

Jim Prokopanko: You hypothesized at the start correctly, that these are two very separate deals that happened quite independently. The exit from Brazil, so all understand, this was a minority, approximately 18%, 19% investment — financial investment — in the Fosfertil company. And as it was working out, and given the economics, it made sense for us to exit that business.

I’ve said, and announced previously, that it was important for us to find additional rock or we considered it as a strategic priority to find additional rock in Latin America — North America. We’ve been doing that, looking, exploring, and this was the best, most timely opportunity we had. And one didn’t have anything to do with the other, David.

David Silver: Okay, thank you very much.

Operator: And our next question will come from the line of P.J. Juvekar from Citi. Please proceed sir.

Anthony Pettinari: Hi. This is Anthony Pettinari standing in for P.J. On the phosphate side, could you discuss what existing high cost sulfur contracts you have to work through if any, and what you think your sulfur costs might be in 4Q?

Jim Prokopanko: I’ll have Joc talk about our sulfur supplies.

Joc O’Rourke: At this stage, we have completely worked through the old block sulfur contracts that we had from last year. However, those still might flow — some of them might flow through cost of goods sold again for the same reason of the lag period between when we actually sell the material and when it’s produced. In terms of going forward, we will now be much more working with the existing sulfur market, which is — Larry mentioned earlier, is becoming quite tight. Last quarter we purchased sulfur for $90. We expect that to probably go up, although we don’t have — those negotiations will be in the next month, and we don’t have those numbers yet.

Anthony Pettinari: Great, thank you. In terms of the Bayovar JV, I think Vale has the second mine that is scheduled to start up there in 2012. Does your 35% stake extend to that mine?

Larry Stranghoener: I’m sorry, Anthony, it’s Larry. You’re right, there are plans to expand that mine, and we would be participants in that expansion and incur our pro rata share of those costs to expand the mine. And, we look forward to doing that.

Anthony Pettinari: Great, thank you.

Jim Prokopanko: Okay, I’d like to just go back to something David asked, and I was remiss in not mentioning. Although we’ve exited Fosfertil — our financial investment — we still do after meaningful distribution network. Brazil continues to be and will remain an important destination market for our Phosphates business out of Florida and potash. And we do continue to operate and stand behind our distribution business in Brazil, as well as Argentina.

Operator: And our next question will come from the line of Robert Koort from Goldman Sachs. Please proceed, sir.

Robert Koort: Thanks two, quick questions, if I might. First, can you give us some sense of what you’re seeing globally for potash inventories. And is it somewhat similar to the story in the US, or is there maybe a lag in terms of getting those inventories in check?

Jim Prokopanko: Mike Rahm, our economist, has a good window into the pipeline stocks around the world. I will have him address that and some other geographies.

Mike Rahm: Thanks, Jim. Yes, we basically think that pipeline stocks remain very low, as I think someone noted earlier, buyers remain cautious. We see no buildup of either phosphate or potash inventories in the global pipeline.

Robert Koort: Dr. Rahm, what would prevent the same take-off/lift-off happening in potash that we saw in phosphates three months ago as those producer inventories come down as well?

Mike Rahm: Well, what we’ve actually seen producer inventories come down, but what’s happening is that what is being moved from the producer into the pipeline is being positioned for end use, and it’s not for any inventory build. Not much different from what many other sectors are seeing. It’s simply an end to the drawdown of pipeline stocks, and that in itself is very positive.

Robert Koort: Lastly, Jim, you mentioned there’s some constraint from an inventory standpoint on phosphate. Would you characterize it as — you will sell everything you can produce, as we go through the summer here?

Jim Prokopanko: Well, going through the spring, that is definitely the case. The tone amongst distributors — certainly in North America, mostly North America — is they will hope for 100% of their plan, but they’re planning to meet 80%. So they’re not prepared to put product into the warehouses until dealers — until farmers — start buying the product. We expect that there will be a — with a good planting season — there’s going to be strong demand throughout the spring season, followed by Latin America. So we see certainly as far as the fourth quarter, we’ll be producing as much as we can. And we think there will be a tail into the summer months as Latin America and India start ramping up.

Robert Koort: Great, thank you.

Operator: And our next question will come from the line of Jacob Bout from CIBC. Please proceed, sir.

Jacob Bout: Good morning. Question on Esterhazy. We saw the brine mitigation costs there increased to $45 million. What are your thoughts going forward? Are we going to see a continued ramp in costs there? What actually makes up the cost? Is that actually just grouting? Maybe you can comment on what your current pumping capacity is there as well.

Jim Prokopanko: I’ll have Joc, our operations leader, take that question.

Joc O’Rourke: Thanks, Jim. Joc O’Rourke here. If we look at the first nine months of the year we’ve spent approximately $108 million on water — brine inflow management. We expect will continue at about that same rate, so $35 million a quarter, which is consistent, I think, with what we said last quarter.

In terms of what makes up the costs, there’s a number of things that make up the costs from grouting to back-fill to brine pumping to rehabilitation of old areas. There’s just a huge number of things that go into that that make up the costs. So there’s not one specific cost that is there, from pipeline, et cetera. There’s a number of areas that go into the cost, and they’ll vary from time to time, and they’ll vary as the flow varies from time to time as well. So you get both sides.

Your last question was what do we expect going into the future, and I guess that’s — we expect this to stay at about the level it is. We see no reason why it’s going to go up, but it is a higher cost than it’s been in the past, and we’ve said that before.

Jacob Bout: Sorry, the last part of that question was actually what is the pumping capacity there currently.

Joc O’Rourke: We don’t disclose what either our pumping capacity or what our flow is.

Jacob Bout: Okay. And if I could, just one more question. Just on the Canpotex potash volumes — obviously there’s fairly good visibility as far as what’s happening in China and India — but, maybe you can comment a little bit about what’s happening in Southeast Asia and how competitive those markets are and how Canpotex is fairing on a historic basis.

Jim Prokopanko: It’s Jim, Jacob. The rest of Southeast, Southwest Asia, it’s going well. We’re seeing some good price support. Demand is at what I’d call historic levels. Any dip that we saw last year has been recovered from. And we expect decent demand to continue through the balance of the year.

Jacob Bout: And the pricing — in line with what you’re seeing in Brazil, or — ?

Jim Prokopanko: Depending on the size of the purchase and the size of the contract, if — sometimes there are smaller levels that we sell into some of those markets, and they’re at higher pricing, but we see supportive pricing fundamentals in those countries, and we’re experiencing that.

Jacob Bout: Thank you very much.

Operator: Our next question will come from the line of Jeff Zekauskas of JPMorgan.

Jeff Zekauskas: Hi, good morning. In the preliminary comments you made, you said your ammonia costs had come down from roughly $450 a tonne to $415, and you indicated they might fall further. Can you talk about your sense of why that might be the case and the magnitude of what you might see over the next few months?

Joc O’Rourke: This is Joc O’Rourke again.

Jeff Zekauskas: Hi, Joc.

Joc O’Rourke: The ammonia prices are largely determined by higher cost production coming on, particularly in the European market. They really determine the price. At the $400 price range, those producers do come into the market again, which loosens up the supply/demand balance. And that’s really what’s driving it. So in the — although we’ll see some price decrease, they won’t be great price decreases. They’re just minor to meet that balance.

Jeff Zekauskas: And then, secondly, DAP prices crested at around $500 a tonne, and now they’ve come down to — I don’t know, $435, $470. Can you talk about the factors behind that and how you see DAP pricing over, say, the next six months?

Jim Prokopanko: Jeff, it’s Jim. We see that we’re just in a bit of a lull period here. I said earlier, dealers and the pipeline in North America, which is right ahead of us, is pretty much built up in anticipation of the season. And so we’ve gone into this period — a quiet period — until the product starts moving out. And I think at that point, we’ll start seeing some demand pressure on the pricing — the factors impacting it have been the usual suspects — ammonia pricing and sulfur pricing. And those are two that — ammonia has come off a bit and has provided a bit of relief for margins going forward, and sulfur continues to be strong, and we think there’s another period in the near term anyway of strengthening sulfur input costs.

So I think that will be passed on through to the customer. And at the end of the day, it’s going to be that balance of supply and demand to the extent that they’re in balance that if they are, the prices could be stable. If we see demand exceeding what the supply is — and I think there’s some potential for that, going right into North American spring — we’ll see some upward pressure, but spring planting season will largely drive that story.

Jeff Zekauskas: Okay, thank you very much.

Operator: And our next question will come from the line of Fai Lee from RBC Capital Markets. Please proceed.

Fai Lee: Thank you. Jim, I just want to maybe understand the guidance and your productive capacity for the quarter. Can you maybe comment with respect to, maybe start off with phosphate — how much you can actually produce for normal rates, I guess, in the quarter?

Jim Prokopanko: This quarter, we’re facing a constraint in two areas. First, we’re producing at about capacity at the top end of our guidance range would be about quarterly capacity. We don’t have a large inventory to draw into going into the spring season, as well as sulfur — if demand was there and if sulfur was available, we could probably produce a little bit more. And I just mean marginally more phosphate, but I think that was 2.8 million tonnes was the top end of our guidance. That would be above productive capacity for any quarter — without shutdowns and providing a normal inventory balance.

Fai Lee: And that 2.8 million tonnes would probably include maybe another 600,000 to 800,000 for what used to be the offshore distribution volumes? Is that about right.

Jim Prokopanko: That’s correct. You are correct.

Fai Lee: Okay. So about 2 million tonnes of capacity. On the — and on the potash side? Is it the same thing in terms of the upper end?

Jim Prokopanko: Yes, that’s — today, prior to these expansions coming on-line, about 2.8 million tonnes would be at the upper end — or 2.5 million tonnes would be the maximum quarterly production capacity.

Fai Lee: Okay. All right. And, Larry, earlier you mentioned the operating leverage. I think you were referring to potash.

But I’m also curious about phosphate, too. In terms of the leverage on a per tonne basis, by operating normal rates, how much do you expect to save, I guess, versus, perhaps this quarter?

Larry Stranghoener: In potash, I think you will note in our 10-Q we actually attribute about a $200 million shortfall in operating profits due to lower production rates. And I think one way to look at it is if you go back in time, and you look at times when we’re running at normal or high operating rates — so go back to the first half of fiscal 2009 — I think the margins, the gross margins that you see in those time frames are indicative of what you should expect as we get back to normal operating rates — beginning in our fourth fiscal quarter, so that would give you some indication.

Fai Lee: Okay, so Q4 then. And on the phosphate situation?

Larry Stranghoener: Well, it’s not quite the same, just because of the impact of raw material costs, and we’ve already talked about sulfur costs rising. Still, suffice it to say that these plants are meant to be run all out, and good things happen on the cost side when they do run all out. And so we do expect a meaningful pickup in profitability in the fourth quarter as we get back to normal operating rates in the Phosphates business as well.

Fai Lee: Okay. And in terms of — do you have a financial number, like — similar to the potash?

Larry Stranghoener: Again, it’s not as simple as in potash because of the interplay in raw materials, and so I think it might be best for you to work with Christine off-line —.

Fai Lee: Sure, I could do that. I guess my last question is with respect to the Peru Bayovar project, is the way to think about, I guess the economic arrangement — you pay $385 upfront, then you cover the cash costs of production, which I believe are around the range of what $30 per tonne. Is that the way to think about it? For the rock?

Larry Stranghoener: The way to think about it is that the all-in cost of the rock that we will be utilizing will be very competitive with our existing Florida rock mines. In other words, the price we will pay for the rock to the joint venture, and the profits that we expect to incur — to enjoy — as a joint venture partner, taken together — will mean that our landed cost of rock is very competitive with our Florida rock costs.

Fai Lee: Okay. I think the second part you maybe lost me there. In terms of the — I can understand where — the profitability portion, but I’m thinking the — would you pay to the partner, would you not just pay the cash costs of production to them at this point?

Larry Stranghoener: No, because this is a joint venture with three different parties, because the joint venture will be selling rock in the merchant marketplace, we’ll be paying, in effect, a market price for that rock, as a customer of the joint venture. That market price, in effect, will be subsidized by the benefits of being joint venture owner or partner.

Fai Lee: Okay. So you share some of the profitability. Got it. Thanks.

Larry Stranghoener: You’re welcome.

Operator: And our next question will come from the line of Elaine Yip from Credit Suisse. Please proceed.

Elaine Yip: Hi, good morning.

Jim Prokopanko: Good morning, Elaine.

Elaine Yip: With regard to the Bayovar rock assets and the additional rock capacity you’ll have, how is that going to impact the way you run the Phosphates business? Will you have the ability to increase your finished phosphate production or will you just balance the rock supply between the Peru site and your Florida mines?

Jim Prokopanko: Elaine, it’s Jim. It’s the latter point. We’ll just balance it with our mining — two elements — our mining and our external purchases. We have mine capacity to mine 17 million tonnes of rock a year. We purchase approximately 1.5 million tonnes of rock a year for various of our facilities.

The Bayovar deposit — this investment — will give us more security around access to rock, allow us to be more internally self sufficient on all our rock needs. And we will make any one load of rock, we’ll make the economic decision — where is it best to go to, should it displace some external purchases, what are the alternatives for that rock. But it will give us a largely complete self sufficiency on our rock sourcing needs.

Elaine Yip: And then on the Chinese phosphate market, with the unfavorable weather there and what we heard — weaker domestic fertilizer market — what are your expectations about when or if we might see increased exports from that market?

Jim Prokopanko: Elaine, I’m going to ask Rick McLellan, head of our — leader of our commercial operations — to tell you what’s happening with respect to China.

Rick McLellan: You are right in China, that the market is slow because of a colder than normal spring season. And the expectation that we see is that the crop will go in the ground, and the product that’s in the pipeline will get used up. And then if we look to export business after that, we’re in the range of 2 million to 2.5 million of DAP exports that probably will begin sometime in June, based on the tax system that’s in place — the export system.

Elaine Yip: Great, thank you very much.

Operator: And our next question will come from the line of Edlain Rodriguez from Broadpoint Glee. Please proceed.

Edlain Rodriguez: Good morning. Jim, I have a question on phosphate and sulfur. Can you talk about your outlook for sulfur in terms of do you expect the tight supply constraint that we have right now to remain throughout the year and if that does, how do you guarantee yourself enough sulfur to operate at full capacity?

Jim Prokopanko: Joc, why don’t you take that last question.

Joc O’Rourke: Thanks. Joc O’Rourke here.

Right now, or in the last couple of months, because of the economic downturn, the actual refineries in the Gulf have been performing at about 80% of normal rates. And that’s been structural in the US refining market for the last number of months. We do expect that as a lot of new capacity comes on, as the economy picks up, that will turn over and we’ll actually have excess supply of sulfur in the next couple years. But we’ve got to get through where we are today, and then it will get more to normal.

Edlain Rodriguez: So you do expect the high prices to remain for the whole year? Or would you — would they come down by the second half?

Joc O’Rourke: Certainly this fiscal year we’re seeing the next quarter what will be negotiating our prices in the next month. We expect that that will happen. I guess the rest of the stuff is a little hard to predict at this stage, but we see it softening up in time.

Edlain Rodriguez: Okay, thank you.

Operator: And our next question will come from the line of Vincent Andrews from Morgan Stanley. Please proceed.

Vincent Andrews: Thanks, good morning, everybody. Wondering, if we look out past the spring application season in the US, what’s your sense, your perception about what wholesalers or retailers are going to want to do at that point in terms of managing inventories?

I guess what I’m starting to think about is that we haven’t really had a true fall application season in a couple of years and maybe we’re going to have another late planting season this year. Are you at all concerned that there could be a lull in demand during that period of time because the buyers might start to say, I’m not sure how much I’m going sell in the fall and do I want to hold inventory potentially into the following calendar year?

Jim Prokopanko: Good morning, Vincent. This season, without question, dealers in North America want to finish the season — going into the spring planting season with empty warehouses. The pain and suffering which the industry experienced 18 months ago and the whole world economy, the tone is still very cautious. People aren’t straying too far from home. And as I commented earlier, they’re hoping for 100% of budget, and they’re planning for 80%. And we have expectations that there could be some tight spot supply situations going into North America, but dealers aren’t too concerned about missing a sale.

So we’re anticipating North America pipelines to be pretty well empty going into June, and then you’re right, there’s a fall season right behind that, and the pipeline and the dealers and the distributors are going to be watching closely what happens to the grain prices and what the mood of the farmers are and the economics are going into the fall season.

Vincent Andrews: And maybe just as a follow-up to that when I look at Brazilian farmer economics right now, the farmers getting hurt by the rèal and by the lower soybean price. So is there any sense on — and I know there’s a potash price increase trying to be implemented down there, particularly by some of the Russian producers — any sense on where the farmer feels he is with the current economics?

Jim Prokopanko: I’m going to turn that over to Mike Rahm and Rick McLellan to comment on farmer economics in Latin America.

Mike Rahm: Thanks. We’ve just updated our assessment of farmer economics. And I think you’re right in that compared to this year, the higher rèal and the lower soybean price is beginning to squeeze the Brazilian farmers. But, on the other hand, sugar cane economics look very good and corn economics are reasonable as well.

So our expectation is that we’ll continue to see further increases in fertilizer use in Brazil. This year we’re projecting that total shipments will be about 23.5 million metric tonnes. As we get into 2011 we think that shipments will rival the peak of probably the 24.7 million tonnes that we saw in 2007.

Vincent Andrews: You mean — you obvious mean calendar ‘11.

Mike Rahm: Yes.

Vincent Andrews: Okay. Thanks very much.

Rick McLellan: I’ll just add on a bit to what Mike had to say. I just came back from Brazil last Thursday, and the economic conditions of the farmer is the best that we’ve seen in the last three years. They’ve got a big crop that they’re harvesting, they’re in position, and want to position products — or position fertilizer products — for their next year’s planting as they take this crop off. So the conditions there are very positive for good demand for the rest of the calendar year.

Vincent Andrews: Thank you, that’s very helpful.

Operator: And our next question will come from the line of David Begleiter from Deutsche Bank. Please proceed.

Jason Miner: Thanks, good morning, it’s actually Jason Miner sitting in for David this morning. So if you are already somewhat inventory constrained in phosphate and you are planning your production I expect will you be closely watching as this potential second wave of demand shapes up here in North America. So my question is, as planting season begins here, what sort of indicators are you going to be watching in the field to ascertain how strong this second wave, as I think you termed it, might be?

Jim Prokopanko: Well, we’ll be getting our reports on what farmer intentions are and early signs are that farmers expect to fertilize their crops at what I would call normal levels. They know that they had a big bumper crop last year, particularly in the corn — with the corn crops. They know that that has drawn down inventory levels, so we’ll follow how farmers are applying.

And right behind that we’ll listen to our phones ring for dealer calls to reload their warehouses in anticipation of this second wave. It happens all very quickly and the signals are loud.

Jason Miner: Okay. Is there a crop waiting that matters more one way or another? I know corn may be more intensive, but is there an indicator there to watch?

Jim Prokopanko: The planting — you’re right — corn is the most intense, and particularly in the case of nitrogen. A little less that impact is somewhat muted with phosphate and potash, which are — corn uses a bit more than soybeans, but we’re seeing a good solid increase in the corn acres. It’s talking about close to 89 million acres. That’s up about 3 million acres from last year. We’re seeing bean acreage to be up from the prior year, and this is coming at the expense of wheat. So with those two, we expect strong crop nutrient demands net year-over-year on just in terms of the crops that are being planted.

Jason Miner: Okay, thanks for the help there. Quickly shifting to the international markets, I wonder what you expect could be, if any, the longer term impacts on DAP markets of India’s recent changes to its subsidy programs.

Jim Prokopanko: Jason, the subsidies, you’re right, have just changed, and I’m just thinking how to simply clarify —

Jason Miner: No simple way, I understand.

Jim Prokopanko: There’s no simple way within an Indian crop nutrition subsidy. But what it’s done is gone from a fixed price to farmers, floating price subsidy — to a fixed subsidy, floating price to farmers. This will allow market signals to better permeate the market. We think these are just solid changes of the government’s making — headed in the right direction.

They’re going to allow more leeway for fertilizer prices to increase at the farmer level. I think that’s very good, because the last ten years, price of fertilizer to farmers has hardly changed at all. Result is that farmers aren’t getting the right market signals as far as how to grow their crops. In our view, nitrogen has been unduly subsidized, farmers are putting too much nitrogen on. The crops in India are out of balance with the phosphate and potash nutrient needs the crops have. So I think allowing more freedom and farmers seeing what is happening to the real cost of fertilizer, what that impact would be on the yields they produce will result in better balance, and I think more food production in India.

So we’re supportive, we think these are the right moves, and I think at the end of the day this will result in increased potash and phosphate usage by the farmers, which if they don’t do that, their crop yields won’t increase, and India will end up importing more grain that has to be grown in other parts of the world with more crop nutrients. I hope that makes some sense, Jason. It’s not a simple subject.

Jason Miner: No, it isn’t simple, but I appreciate having your perspective, so thank for taking my questions.

Christine Battist: Operator, we’re nearing the top of the hour so this will be our last call.

Operator: And our question will come from the line of Martin Lavigueur from Macquarie. Please proceed.

Martin Lavigueur: Hi, guys, just quickly most of our questions have been answered but I wanted to ask you, on the phosphate side, you had indicated that there could be an expansion coming to Bayovar to the second mine. Can you give us an idea of how much that expansion could be and the timing and then what you would — how would you treat that extra rock, if you would then become an exporter of phosphate rock, or if your own processing plant capacity has grown by then, if you could use it up? Thank you.

Larry Stranghoener: It’s Larry, Martin. It’s premature to talk specifically about the expansion. Suffice it to say there are plans to expand that rock mine significantly. Not to double the production, anything of that magnitude, but a significant expansion. And we, as I said earlier, would gladly participate on a pro rata basis in that expansion to further the cause that we’ve talked about of supplementing our Florida rock reserves. This is a decision that won’t be coming down the pike for another couple years.

Martin Lavigueur: With this acquisition and with that expansion to come, can you comment on how long you expect to be fully integrated for in phosphates in terms of the rock?

Larry Stranghoener: We expect to be a fully integrated phosphate producer for as far as the eye can see. That’s the objective, and we see — we don’t see anything getting in the way of that.

Martin Lavigueur: Perfect, thank you.

Jim Prokopanko: Okay, with that, we’ll conclude our Q-and-A session. The demand for nutrients to produce more food continues to expand. The world is not getting less hungry. With our balanced portfolio and strong competitive position, Mosaic is well situated to create value for our shareholders and customers for years to come. Thanks very much, and have a great day.

Operator: Ladies and gentlemen that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.